ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of May 1, 2012, between Westcore Trust, organized as a trust under the laws of the Commonwealth of Massachusetts (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

            WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

            WHEREAS, Denver Investments is the Trust’s investment adviser and is responsible for managing the Trust’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

            WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

            WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.       ALPS Appointment and Duties.

(a)     The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as may be amended from time to time by the mutual agreement of the parties, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)     ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.       ALPS Compensation; Expenses.

(a)    In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS.  Upon the conclusion of the Initial Term (as such term is defined herein), unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the services during a Renewal Term would be the base fee rate (as reflected in Appendix C) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.  For the avoidance of doubt, the parties agree that any such adjustments shall not be retrospectively applicable to any services already provided under this Agreement during a prior Initial Term or Renewal Term.

(b)     ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Trust personnel.  Other Trust expenses not incurred in connection with ALPS’ performance of ALPS’ services under this Agreement shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; transfer agency and custodial expenses; interest; Trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.      Right to Receive Advice.

(a)     Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)     Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS).

(c)     Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust.  Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

4.      Standard of Care; Limitation of Liability.

(a)     ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)     In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)     the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian or other service providers;

(ii)    any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)   losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)   ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)    loss of data or service interruptions caused by equipment failure; or

(vi)   any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)     ALPS shall hold harmless the Trust, the Trust’s investment adviser and their respective officers, Trustees, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)    Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

5.      Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, Trustees, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations, trusts and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations, Trusts and businesses.

6.      Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense.  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.      Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS is required to disclose such information pursuant to applicable law or court order.  When requested to divulge such information by duly constituted authorities, ALPS shall promptly notify the Trust and use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

8.      Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

9.      Representations and Warranties of ALPS.  ALPS represents and warrants to the Trust that:

(a)     It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)     It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)     All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)    It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)     The execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of ALPS.

10.    Representations and Warranties of the Trust.  The Trust represents and warrants to ALPS that:

(a)  It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the SEC as an open-end management investment company.

(b)  It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)  The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)  Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

(e)  The Trust hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (b) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(f)  The Trust further represents and warrants to ALPS that any Officer Positions filled by ALPS personnel shall be covered by the Trust’s Trustees & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Trust on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but, to the extent it is commercially reasonable to obtain such coverage for Trust officers, for a period of no less than six years).  The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g) The Secretary and Assistant Secretary are named officers in the Trust’s corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

11.    Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.    Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.    Liaison with Accountants.  ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

14.    Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.    Duration and Termination of this Agreement.

(a)     Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.

(b)    Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)     Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any or other liquidated damages.  For purposes of this Section 15, “cause” shall mean:

(i)       willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of  its duties, obligations and responsibilities set forth in this Agreement;

(ii)      in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)     financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)    Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)     Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

16.    Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

17.    Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.    Names.  The obligations of the Trust entered into in the name or on behalf thereof by any Trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

19.    Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

20.    Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  General Counsel

Fax:  (303) 623-7850

To the Trust:

Westcore Trust

1225 17th Street, Suite 2600

Denver, CO 80202

Attn:  President

Fax:  303.312.0744

21.    Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.    Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESTCORE TRUST

By:      /s/ Todger Anderson

Name:  Todger Anderson

Title:    President

ALPS FUND SERVICES, INC.

By:      /s/ Jeremy O. May

Name: Jeremy O. May

Title:   President

APPENDIX A

LIST OF PORTFOLIOS

Westcore Growth Fund

Westcore MIDCO Growth Fund

Westcore Select Fund

Westcore Blue Chip Fund

Westcore Mid-Cap Value Fund

Westcore Small-Cap Opportunity Fund

Westcore Small-Cap Value Fund

Westcore Micro-Cap Opportunity Fund

Westcore International Small-Cap Fund

Westcore Flexible Income Fund

Westcore Plus Bond Fund

Westcore Colorado Tax-Exempt Fund

APPENDIX B

SERVICES

Administration

  Compile data for and prepare notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and for Semi-Annual Reports on Form N-SAR, Form N-Q and Form N-CSR.

  Perform monthly, quarterly and annual distribution calculations, including distributions necessary to avoid excise tax.

  Provide up to (5) hours per Portfolio for wash sale and/or tax straddle deferral calculations to be made at each of the semi-annual, annual and excise reporting dates.  ALPS reserves the right to charge additional fees at the rate of $75 hourly should the volume of wash sale calculations exceed five (5) hours per fund or if Denver Investments requires calculation of wash sales more frequently than three (3) times annually.

  Prepare (or supervise the preparation of) compliance filings pursuant to state securities laws, such as "Blue Sky" laws, with the advice of the Trust's counsel.

  Review each Portfolio’s expense accruals quarterly and pay all expenses monthly on proper authorization from each Portfolio.

  On a monthly basis, monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

  Monitor compliance with the policies and limitations of each Portfolio on a monthly basis.

  Furnish clerical services and office supplies that are reasonably necessary to perform the Services hereunder.

  Preparation in a timely manner of the graphic design and typesetting of all shareholder communications (including reasonable alterations), including but not limited to:

  Prospectus

  Statement of Additional Information

  Annual and Semi-Annual Reports

  Applications and Maintenance Forms

  Informational Materials

  Correspondence

  Coordinate dissemination of shareholder reports, including prospectus (and any supplements), annual and semi-annual reports to shareholders and third-party servicing platforms.

  Compile data for and prepare (or supervise the preparation of), with respect to the Portfolios, semi-annual reports on Form N-Q and Form N-CSR and maintain disclosure controls and procedures with respect to such reports.

  Perform the following legal services for the Portfolios:

  Coordinate and prepare the following board materials for quarterly board meetings:

  Prepare board legal agenda

  Prepare board resolutions for approval by Trustees

  Prepare board minutes

i

  Coordinate preparation of various board memoranda

  Provide industry updates for Trustees

  Update Trust procedures, as necessary

  Prepare contract renewal materials including revised agreements

  Prepare miscellaneous contracts for board review and approval, as required or requested

  Attend board meetings in person

  Trust Code of Ethics Reporting:

  Amend Code of Ethics, when necessary

  Review and prepare Code of Ethics reporting materials

  Prepare Code of Ethics memoranda for board meetings

  Advise Trustees regarding Code of Ethics violations and recommended remedies thereto

  Provide legal review of Semi-Annual, Annual Reports on Form N-CSR, Form N-Q and Form N-SAR and coordinate Edgarization, proofreading and filing of such documents,

  Post-Effective Amendment Preparation and Filing (485(a) or (b) for existing and shell funds):

  Review and update Trust prospectus, statement of additional information and Part C and coordinate review by other parties, including fund legal counsel and independent accountants

  Coordinate Edgarization and proofreading of document and filing of registration statement

  Prepare and obtain Board power of attorney signature pages

  Prepare response letter to SEC disclosure comments

  Registration Statement Supplements

  Prepare prospectus and/or statement of additional information supplements

  Coordinate Edgarization, proofreading and filing of documents

  Miscellaneous Legal Services

  Review contracts the Trust desires to enter into, as they arise

  Provide consultation on routine legal matters that pertain to the Trust

  Coordinate annual updates of biographical information and questionnaires for

  Trustees and Officers

  Provide legal review of 24f-2 filing

  Prepare response letters to SEC "deficiency letter" following SEC audits,

  Maintain an annual compliance calendar for the Trust

  Generally, assist in the Trust's operations, which includes the following;

  Comply with reasonable requests for information from DIA to support DIA’s marketing

  Interface and disseminate financial information to external parties, as necessary.

  Other duties not specifically listed above, as agreed in writing between DIA and ALPS from time-to- time.

ii

Accounting

  Maintain separate accounts for each Portfolio

  Timely calculate and transmit to NASDAQ each Portfolio's daily net asset value and public offering price (such determination to be made in accordance with the provisions of the Trust's Amended and Restated Declaration of Trust and the then-current prospectuses and statement of additional information relating to the Portfolios, and any applicable resolutions of the Board of Trustees of the Trust) and the change in such values from the prior business day and use commercially reasonable efforts to communicate such values and prices by 6:30 p.m. Eastern Time to the Trust, the Trust's transfer agent and third party processors as instructed in writing by the Trust in the manner as reasonably requested

  Maintain and keep current all books and records of the Portfolios as required by Section 31 and the rules there under the 1940 Act ("Section 31") in connection with the ALPS's duties hereunder.  ALPS shall comply with all laws, rules and regulations applicable to the performance of its obligations hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from Authorized Persons of the Trust:

(i) Cash receipts journal

(ii) Cash disbursements journal

(iii) Dividend records

(iv) Purchase and sales - portfolio securities journals

(v) Subscription and redemption journals

(vi) Security ledgers

(vii) Broker ledger

(viii) General ledger

(ix) Daily expense accruals

(x) Daily income accruals

(xi) Securities and monies borrowed or loaned and collateral therefore

(xii) Foreign currency journals

(xiii) Trial balances

  Provide the Trust and its investment adviser(s) with daily Portfolio values, net asset values and other statistical data for each Portfolio as requested from time to time.

  Compute the net income, exempt interest income and capital gains of each Portfolio for dividend purposes in accordance with relevant prospectus policies and resolutions of the Board of Trustees of the Trust and using commercially reasonable efforts to communicate such information by 6:30 p.m. Eastern Time to the Trust, the Trust's transfer agent and third party processors as instructed in writing by the Trust in the manner as reasonably requested.

  Provide the Trust and its investment adviser(s) with information necessary to print the semi-annual and annual financial statements to be furnished to shareholders of each Portfolio and all raw financial data necessary for the timely preparation of tax returns, Form N-SAR, prospectus updates, Rule 24f-2 filings and proxy statements.

  Provide facilities, information and personnel to accommodate annual audits and any audits with the Trust's independent accountants or examinations conducted by the Securities and Exchange Commission or other governmental entities.

iii

  Provide audited financial statements regarding ALPS on an annual basis, as requested. Such audits shall be conducted by an independent accounting firm mutually agreed upon by ALPS and the Trust.

  Furnish to the Trust within four business days of the end of every month, a list of the portfolio securities and the aggregate amount of cash in the Portfolios and the cumulative (and average annual, where applicable) total return of each Portfolio for the one-month, three-month, year-to-date, one year, three-years, five-years, ten-years and since inception periods in accordance with applicable regulations.

  Assist in the preparation of certain reports, audits of accounts, and other matters of like nature, as reasonably requested from time to time by the Trust.

  Related to the securities lending program, if applicable, Agent will compare the prior day market price of each security on loan to the current day collateral.  If this results in a position being under-collateralized, Agent will report such fact to the securities lending agent.

  In connection with segregated collateral, Agent will monitor values of designated assets to assist in ensuring compliance with coverage requirements.

Tax
  Calculate dividend and capital gain distribution rates, including distributions necessary   to avoid excise tax*
  Calculate tax disclosure information (ROCSOP) for the audited financial statements
  Prepare and file federal and state income and excise tax returns (and appropriate extensions)*
  Monitor on a quarterly basis each Portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended
  Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**
  Calculate year-end tax characterization for distributions paid during the calendar year

*Trust’s independent auditors provide review & sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Portfolios.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Trust management.

____________________

All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings and on-site supervisory reviews, board book/materials printing and mailing, FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative licensing, sales reporting, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

APPENDIX C

COMPENSATION

Annual Net Assets	Basis Points
Between $0 – $3.5 billion	4.0
Above $3.5 billion	2.5

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.